News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. REPORTS THIRD QUARTER 2023 RESULTS

Tampa, FL - October 23, 2023. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the third quarter ended September 30, 2023.

Net sales in the third quarter were $3,069 million compared to $3,259 million in the third quarter of 2022 reflecting higher beverage can volumes in North America and favorable foreign currency translation of $60 million, offset by lower volumes across most other businesses and the pass through of $187 million in lower material costs.

Income from operations was $374 million in the third quarter compared to $297 million in the third quarter of 2022. Segment income in the third quarter of 2023 was $430 million compared to $336 million in the prior year third quarter reflecting the benefits from higher beverage can volumes in North America, the contractual recovery of prior years’ inflationary cost increases in Europe and the successful implementation of cost reduction programs in Transit Packaging.

Commenting on the quarter, Timothy J. Donahue, Chairman, President and Chief Executive Officer, stated, “Operating results for the third quarter were solid, and the Company performed in line with expectations despite the cumulative effects of persistent inflation and challenging macroeconomic conditions in certain markets, such as Asia, which continue to adversely impact volumes. Beverage can volumes in North America expanded by 13% and the can continues to be the preferred choice by both customers and consumers alike for new beverage product introductions.

“The benefits of the overhead cost reduction program were clearly visible in strong Transit Packaging results for the quarter, more than offsetting generally sluggish volumes resulting from lackluster production in several industrial markets. Actions taken in 2022 to negotiate more comprehensive raw material and other inflationary pass-through provisions resulted in improved income performance in the European Beverage division. Beverage can volumes in Asia Pacific and aerosol can shipments in North America continued to be weak during the quarter.

“Looking forward, we remain focused on customer satisfaction and executing that which is under our control. We have adjusted production schedules to reduce inventory levels across aerosols, Asia and Transit in response to current demand. Net leverage at 3.5 times is one-half turn lower than only three months ago and we remain on pace to generate approximately $500 million in free cash flow. We anticipate that capital expenditures will be significantly reduced to approximately $500 million in each 2024 and 2025, and the Company expects to use the increased cash flow to pay down debt and return capital to shareholders.”

Interest expense was $111 million in the third quarter of 2023 compared to $76 million in the third quarter of 2022 reflecting higher interest rates.

Net income attributable to Crown Holdings in the third quarter was $159 million compared to $127 million in the third quarter of 2022. Reported diluted earnings per share were $1.33 in the third quarter of 2023 compared to $1.06 in 2022 and adjusted diluted earnings per share were $1.73 compared to $1.46 in 2022.

Nine Month Results
Net sales for the first nine months of 2023 were $9,152 million compared to $9,931 million in the first nine months of 2022, primarily due to 6% higher beverage can volumes in North America and favorable foreign currency translation of $35 million, offset by the pass through of $575 million in lower material costs and lower overall net volumes.

Income from operations was $1,010 million in the first nine months of 2023 compared to $1,107 million in the first nine months of 2022, which included a gain of $113 million for the sale of the Transit Packaging segment’s Kiwiplan business. Segment income in the first nine months of 2023 was $1,164 million versus $1,151 million in the prior year period, reflecting benefits from higher beverage can volumes in Americas Beverage, the contractual recovery of prior year’s inflationary cost increases in European Beverage and cost reduction initiatives in Transit Packaging, partially offset by

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
$60 million of year over year inventory impact of steel repricing in the Other segment and lower volumes in most other businesses, notably in aerosols in North America and beverage cans in Asia.

Interest expense was $323 million for the first nine months of 2023 compared to $194 million in 2022 primarily due to higher interest rates.

Net income attributable to Crown Holdings in the first nine months of 2023 was $418 million compared to $638 million in the first nine months of 2022. Reported diluted earnings per share were $3.49 compared to $5.23 in 2022 and adjusted diluted earnings per share were $4.61 compared to $5.58 in 2022.

Mr. Donahue further commented, "The Company completed the acquisition of Helvetia Packaging in early October and we welcome our new associates to the Crown family."

Outlook
Fourth quarter adjusted diluted earnings per share are expected to be in the range of $1.40 to $1.50 and full year 2023 adjusted diluted earnings per share in the range of $6.00 to $6.10 reflecting full-year improved operating results in Americas and European Beverage and Transit Packaging, offset by continued weakness in Asia and the North America aerosols business which are traditionally more economically sensitive. Adjusted free cash flow is expected to be approximately $500 million after approximately $900 million of capital expenditures.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, cash flow, leverage ratio, net income, effective tax rates, diluted earnings per share or interest expense and interest income prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measures of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations, Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA can be found within this release. Reconciliations of estimated adjusted diluted earnings per share for the full year of 2023 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
Conference Call
The Company will hold a conference call tomorrow, October 24, 2023 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on November 1, 2023. The telephone numbers for the replay are 203-369-0180 or toll free 866-360-8712.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the future impact of currency translation; the continuation of performance and market trends in 2023, including consumer preference for beverage cans and increasing global beverage can demand; the future impact of inflation, including the potential for higher interest rates and energy prices and the Company’s ability to recover raw material and other inflationary costs; future demand for food cans; the Company’s ability to successfully complete its previously announced capacity expansion projects and begin production within expected timelines; and the impact of overhead reduction efforts in the Transit Packaging business, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2022 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods and industrial products. World headquarters are located in Tampa, Florida.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$3,069	$3,259	$9,152	$9,931

Cost of products sold	2,427	2,726	7,301	8,134
Depreciation and amortization	124	115	372	346
Selling and administrative expense	129	122	437	419
Restructuring and other	15	(1)	32	(75)
Income from operations (1)	374	297	1,010	1,107
Loss on debt extinguishment		11		11
Other pension and postretirement	11	(5)	38	(13)
Foreign exchange	13	15	31	12
Earnings before interest and taxes	350	276	941	1,097
Interest expense	111	76	323	194
Interest income	(13)	(3)	(34)	(9)
Income from operations before income taxes	252	203	652	912
Provision for income taxes	62	55	163	218
Equity earnings	10	10	20	39
Net income	200	158	509	733
Net income attributable to noncontrolling interests	41	31	91	95
Net income attributable to Crown Holdings	$159	$127	$418	$638

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.33	$1.06	$3.50	$5.26
Diluted	$1.33	$1.06	$3.49	$5.23

Weighted average common shares outstanding:
Basic	119,495,455	119,698,219	119,375,527	121,426,827
Diluted	119,740,429	120,198,847	119,658,885	122,053,031
Actual common shares outstanding at quarter end	120,646,389	119,946,169	120,646,389	119,946,169

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Income from operations	$374	$297	$1,010	$1,107
Intangibles amortization	41	40	122	119
Restructuring and other	15	(1)	32	(75)
Segment income	$430	$336	$1,164	$1,151

Segment Information

Net Sales	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Americas Beverage	$1,295	$1,312	$3,848	$3,916
European Beverage	536	552	1,547	1,661
Asia Pacific	307	375	977	1,220
Transit Packaging	554	609	1,715	1,957
Other (1)	377	411	1,065	1,177
Total net sales	$3,069	$3,259	$9,152	$9,931

Segment Income

Americas Beverage	$232	$185	$621	$565
European Beverage	80	20	199	129
Asia Pacific	33	35	107	143
Transit Packaging	89	75	256	210
Other (1)	37	50	100	206
Corporate and other unallocated items	(41)	(29)	(119)	(102)
Total segment income	$430	$336	$1,164	$1,151

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and United Kingdom.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023		2022		2023		2022
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$159	$1.33	$127	$1.06	$418	$3.49	$638	$5.23
Intangibles amortization (1)	41	0.34	40	0.33	122	1.02	119	0.97
Restructuring and other (2)	15	0.12	(1)	(0.01)	32	0.27	(75)	(0.61)
Loss on debt extinguishment (3)			11	0.09			11	0.09
Other pension and postretirement (4)			1	0.01	6	0.05	1	0.01
Income taxes (5)	(10)	(0.08)	(5)	(0.04)	(33)	(0.28)	(20)	(0.16)
Equity earnings (6)	2	0.02	2	0.02	7	0.06	6	0.05
Adjusted net income/diluted earnings per share	$207	$1.73	$175	$1.46	$552	$4.61	$680	$5.58

Effective tax rate as reported	24.6%		27.1%		25.0%		23.9%

Adjusted effective tax rate	23.4%		23.6%		24.1%		24.6%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the third quarter and first nine months of 2023, the Company recorded charges of $41 million ($31 million net of tax) and $122 million ($92 million net of tax) for intangibles amortization arising from prior acquisitions. In the third quarter and first nine months of 2022, the Company recorded charges of $40 million ($31 million net of tax) and $119 million ($92 million net of tax) for intangibles amortization arising from prior acquisitions.

(2)In the third quarter and first nine months of 2023, the Company recorded net restructuring and other charges of $15 million ($15 million net of tax) and $32 million ($30 million net of tax). In the third quarter and first nine months of 2022, the Company recorded net restructuring and other gains of $1 million ($1 million net of tax) and $75 million ($73 million net of tax) primarily related to a gain of $113 million ($102 million net of tax) for the sale of the Transit Packaging segment's Kiwiplan business, partially offset by a restructuring charge of $29 million ($22 million net of tax) related to an overhead cost reduction program in the Transit Packaging segment.
(3)In the third quarter and first nine months of 2022, the Company recorded loss on debt extinguishment of $11 million ($10 million net of tax) for the early redemption of senior notes due 2023 and the refinancing of its revolving credit facility and term loans.

(4)In the first nine months of 2023, the Company recorded a one-time termination charge of $6 million ($5 million net of tax) related to business reorganization activities in Europe.

(5)The Company recorded income tax benefits of $10 million and $33 million in the third quarter and first nine months of 2023 and $5 million and $20 million in the third quarter and first nine months of 2022, primarily related to the items described above.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

(6)In the third quarters and first nine months of 2023 and 2022, the Company recorded its proportional share of intangible amortization and restructuring charges, net of tax, recorded by its European tinplate equity method investment, in the line Equity earnings.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
September 30,	2023	2022
Assets
Current assets
Cash and cash equivalents	$807	$368
Receivables, net	1,751	2,124
Inventories	1,664	2,184
Prepaid expenses and other current assets	230	291
Total current assets	4,452	4,967

Goodwill and intangible assets, net	4,242	4,186
Property, plant and equipment, net	4,876	4,265
Other non-current assets	751	806
Total assets	$14,321	$14,224

Liabilities and equity
Current liabilities
Short-term debt	$51	$83
Current maturities of long-term debt	774	94
Accounts payable and accrued liabilities	3,132	3,833
Total current liabilities	3,957	4,010

Long-term debt, excluding current maturities	6,240	6,709
Other non-current liabilities	1,296	1,370

Noncontrolling interests	487	469
Crown Holdings shareholders' equity	2,341	1,666
Total equity	2,828	2,135
Total liabilities and equity	$14,321	$14,224

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine months ended September 30,	2023	2022

Cash flows from operating activities
Net income	$509	$733
Depreciation and amortization	372	346
Restructuring and other	32	(75)
Pension expense	50	21
Pension contributions	(10)	55
Stock-based compensation	27	23
Working capital changes and other (2)	(148)	(969)
Net cash provided by operating activities	832	134

Cash flows from investing activities
Capital expenditures	(614)	(607)
Acquisition and divestitures, net		151
Equity method investment distribution (2)	56	7
Other	38	37
Net cash used for investing activities	(520)	(412)

Cash flows from financing activities
Net change in debt	116	1,106
Dividends paid to shareholders	(86)	(80)
Common stock repurchased	(12)	(722)
Dividends paid to noncontrolling interests	(44)	(34)
Other, net	(9)	(38)
Net cash provided by\(used for) financing activities	(35)	232

Effect of exchange rate changes on cash and cash equivalents	(14)	(95)

Net change in cash and cash equivalents	263	(141)
Cash and cash equivalents at January 1	639	593

Cash, cash equivalents and restricted cash at September 30 (1)	$902	$452

(1)Cash and cash equivalents include $95 million and $84 million of restricted cash at September 30, 2023 and 2022.

(2)Working capital changes and other includes $27 million of the total $83 million distribution received from our European tinplate equity method investment in 2023.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation of net cash from operating activities to adjusted free cash flow for the three and nine months ended September 30, 2023 and 2022 follows.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$539	$(62)	$832	$134
U.K. pension settlement (3)		(28)	(1)	(69)
Interest included in investing activities (4)	12	13	25	26
Capital expenditures	(160)	(297)	(614)	(607)
Insurance receivable (5)		15	(23)	40
Adjusted free cash flow	$391	$(359)	$219	$(476)

(3)In September 2021, the Company made a contribution of £196 million to its U.K. defined pension plan in advance of a full settlement of the plan’s obligations in November 2021. The Company has been repaid £103 million of the contribution as of September 30, 2023 and expects to receive another £24 million as the plan sells its remaining illiquid assets.

(4)Interest benefit of cross currency swaps included in investing activities.

(5)Insurance proceeds received in the first nine months of 2023 related to the December 2021 tornado at the Bowling Green plant.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation – Favorable/(Unfavorable) (1)

	Three Months Ended September 30, 2023		Nine Months Ended September 30, 2023
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$17	$1	$41	$4
European Beverage	27	3	9	2
Asia Pacific			(9)
Transit Packaging	13	4	(7)	2
Corporate and other	3	(1)	1	(3)
	$60	$7	$35	$5

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by dividing the current U.S. dollar results by current year average foreign exchange rates and then multiplying those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA and Adjusted Net Leverage Ratio

	September YTD 2023	September YTD 2022	Full Year 2022	Twelve Months Ended September 30, 2023
Income from operations	$1,010	$1,107	$1,336	$1,239
Add:
Intangibles amortization	122	119	159	162
Restructuring and other	32	(75)	(52)	55
Segment income	1,164	1,151	1,443	1,456
Depreciation	250	227	301	324
Adjusted EBITDA	$1,414	$1,378	$1,744	$1,780

Total debt			$6,977	$7,065
Less cash			550	807
Net debt			$6,427	$6,258

Adjusted net leverage ratio			3.7x	3.5x